UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 29, 2005

KULICKE AND SOFFA INDUSTRIES, INC.

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	000-00121	23-1498399
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

2101 Blair Mill Road, Willow Grove, PA	19090
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 784-6000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 29, 2005, the Board of Directors of Kulicke and Soffa Industries, Inc. (the “Company”) elected Garrett E. Pierce as a new director. Mr. Pierce is Vice Chairman and Chief Financial Officer of Orbital Sciences Corporation. Mr. Pierce is expected to join the audit committee of the Board of Directors of the Company effective December 31, 2005. A copy of the Company’s press release announcing Mr. Pierce’s election is attached hereto as Exhibit 99.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 29, 2005, the Board of Directors of the Company amended the Company’s by-laws to change the Company’s current fiscal year end from September 30 to a 52/53-week fiscal year ending on the Saturday closest to September 30 of each fiscal year. Each of the first three fiscal quarters will end on the Saturday that is 13 weeks after the end of the immediately preceding fiscal quarter. The fourth fiscal quarter in each year (and the fiscal year) will end on the Saturday closest to September 30. This change is effective for the current quarterly period, which began on October 1, 2005 and ends on Saturday, December 31, 2005. The fiscal quarters for Fiscal Year 2006 will end on December 31, 2005, April 1, 2006, July 1, 2006 and September 30, 2006. In fiscal years consisting of 53 weeks, the fourth quarter will consist of 14 weeks. There will be no transition period for the change in fiscal year end. A copy of the bylaw amendment is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated December 1, 2005

99.2	Bylaw amendment dated November 29, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KULICKE AND SOFFA INDUSTRIES, INC.

By:	/s/ James Maguire
James Maguire Vice President and Corporate Controller

Date:  December 2, 2005

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